Exhibit 99.1

Mannatech Reports Second Quarter 2014 Financial Results

(COPPELL, Texas) August 5, 2014 — Mannatech, Incorporated (NASDAQ: MTEX), the pioneer of nutritional glycobiology, leading innovator of naturally-sourced supplements based on Real Food Technology® solutions, and creator of the M5MSM (Mission 5 MillionSM) social entrepreneurial movement, today announced financial results for its second quarter ended June 30, 2014.

Second quarter net sales for 2014 were $46.3 million, an increase of 3.4% as compared to $44.8 million in the second quarter of 2013.  Our net sales increased 2.2% in constant dollars, which is a non-GAAP financial measure that excludes the impact of fluctuations in foreign currency exchange rates.

Net loss was $0.7 million, or $0.26 per diluted share, for the second quarter 2014, as compared to net income of $0.8 million, or $0.30 per diluted share, for the second quarter 2013. The second quarter 2014 earnings were negatively impacted primarily by income taxes due to “tax return to provision” adjustments. Additionally, our income tax expense reflects our uneven performance in various jurisdictions; however, as we work toward being uniformly profitable, we anticipate that our effective tax rate will decrease.

We took charges to the inventory allowance of $0.8 million during the second quarter 2014 which reduced our gross profit margin to 79.0% as compared to 80.6% in the second quarter of 2013.

During the second quarter 2014, we conducted pre-launch activities of our Uth skin care product in our Asia/Pacific region. As a result, we have approximately $2.8 million in pre-orders, which are currently classified as customer deposits on our balance sheet that can be recognized as revenue upon fulfillment in subsequent periods. Moreover, after expensing and paying the commissions associated with these orders, we generated operating cash flow of $7.4 million for the first six months of 2014 as compared to $5.3 million for the same period in 2013.

For the three months ended June 30, 2014, our operations outside of North America accounted for approximately 54.9% of our consolidated net sales, whereas in the same period in 2013, our operations outside of North America accounted for approximately 52.4% of our consolidated net sales.

For the three months ended June 30, 2014, Asia/Pacific net sales increased by $1.5 million, or 7.5%, to $21.4 million, as compared to $19.9 million for the same period in 2013 primarily because of growth in the number of active associates and growth in the revenue per active associate and member. In constant dollars, net sales would have increased 4.0% to $20.7 million; the currency impact was primarily due to appreciation of the Korean won.

For the three months ended June 30, 2014, EMEA net sales increased by $0.4 million, or 11.1%, to $4.0 million, as compared to $3.6 million for the same period in 2013. The increases in active associates and members, which generated increased net sales, were partially offset by decreases in revenue per active associates and members. In constant dollars, net sales would have increased 16.7% to $4.2 million; the currency impact was primarily due to the South Africa Rand.

North American net sales decreased by $0.4 million, or 1.9%, to $20.9 million, as compared to $21.3 million for the same period in 2013 due to a decline in active associates and members.

Recruiting decreased 13.0% in the second quarter 2014 as compared to the second quarter of 2013. The number of new independent associates and members for the second quarter of 2014 was approximately 31,500, as compared to 36,200 in 2013.  “We believe the second quarter comparability of new associates and members is being influenced by our changes to our major market’s incentive program criteria, one of which extends the qualification period until the end of the third quarter 2014 whereas the prior year incentive programs terminated early in the third quarter 2013.” commented Al Bala, President. The total number of independent associates and members based on a 12-month trailing period was approximately 239,000 as of June 30, 2014, as compared to 240,000 as of June 30, 2013.

Non-GAAP Measures

In addition to results presented in accordance with GAAP, this press release and related tables include certain non-GAAP financial measures, including a presentation of constant currency measures. We disclose operating results that have been adjusted to exclude the impact of changes due to the translation of foreign currencies into U.S. dollars, including changes in: Net Sales, Deferred Revenue, Gross Profit, and Income from Operations. The following tables include a full reconciliation of actual non-GAAP financial measures to the related GAAP financial measures.

We believe that these non-GAAP financial measures provide useful information to investors because they are an indicator of the strength and performance of ongoing business operations. The constant currency figures are financial measures used by management to provide investors an additional perspective on trends. Although we believe the above non-GAAP financial measures enhance investors’ understanding of our business and performance, these non-GAAP financial measures should not be considered an exclusive alternative to accompanying GAAP financial measures.

Conference Call

Mannatech will host a conference call to discuss the quarter’s results with investors on Wednesday, August 6, 2014 at 9 a.m. CDT, 10 a.m. EDT. The live call will be webcast and can be accessed on Mannatech’s website at http://ir.mannatech.com.

For those unable to listen to the live broadcast, a replay will be available shortly after the call. The toll-free replay number is (855) 859-2056 (International (404) 537-3406); the Conference ID to access the call is 74635799.

Individuals interested in Mannatech’s products or in exploring its business opportunity can learn more at Mannatech.com.

CONSOLIDATED BALANCE SHEETS
(in thousands, except share information)

	June 30, 2014	December 31, 2013
ASSETS	(unaudited)
Cash and cash equivalents	$26,478	$20,395
Restricted cash	1,518	1,519
Accounts receivable, net of allowance of $269 and $142 in 2014 and 2013, respectively	221	423
Income tax receivable	20	4
Inventories, net	13,519	13,988
Prepaid expenses and other current assets	3,873	3,061
Deferred commissions	4,784	2,706
Deferred tax assets, net	1,494	1,578
Total current assets	51,907	43,674
Property and equipment, net	4,423	3,239
Long-term restricted cash	4,422	4,254
Other assets	3,913	3,591
Long-term deferred tax assets, net	1,193	1,303
Total assets	$65,858	$56,061
LIABILITIES AND SHAREHOLDERS’ EQUITY
Current portion of capital leases	$928	$704
Accounts payable	4,979	4,794
Customer deposits	3,277	202
Accrued expenses	7,404	5,796
Commissions and incentives payable	8,380	10,210
Taxes payable	3,043	1,858
Current deferred tax liability	102	114
Deferred revenue	11,284	6,380
Total current liabilities	39,397	30,058
Capital leases, excluding current portion	247	450
Other long-term liabilities	2,227	2,101
Total liabilities	41,871	32,609
Commitments and contingencies
Shareholders’ equity:
Preferred stock, $0.01 par value, 1,000,000 shares authorized, no shares issued or outstanding	—	—
Common stock, $0.0001 par value, 99,000,000 shares authorized, 2,773,972 shares issued and 2,666,578 shares outstanding as of June 30, 2014 and 2,773,972 shares issued and 2,653,913 shares outstanding as of December 31, 2013	—	—
Additional paid-in capital	41,410	42,592
Accumulated deficit	(4,210)	(3,746)
Accumulated other comprehensive loss	(115)	(743)
Less treasury stock, at cost, 107,394 and 120,059 shares as of June 30, 2014 and December 31, 2013, respectively	(13,098)	(14,651)
Total shareholders’ equity	23,987	23,452
Total liabilities and shareholders’ equity	$65,858	$56,061

CONSOLIDATED STATEMENTS OF OPERATIONS – (UNAUDITED)
(in thousands, except per share information)

	Three months ended June 30,		Six months ended June 30,
	2014	2013	2014	2013
Net sales	$46,302	$44,801	$89,265	$86,467
Cost of sales	9,738	8,694	19,136	16,391
Gross profit	36,564	36,107	70,129	70,076

Operating expenses:
Commissions and incentives	19,782	19,181	36,750	36,722
Selling and administrative	8,946	8,541	16,822	17,172
Depreciation and amortization	421	588	807	1,225
Other operating costs	6,815	6,247	13,771	12,752
Total operating expenses	35,964	34,557	68,150	67,871

Income from operations	600	1,550	1,979	2,205
Interest income	35	17	36	4
Other income (expense), net	192	(1,420)	(144)	(1,003)
Income before income taxes	827	147	1,871	1,206

(Provision) benefits for income taxes	(1,519)	637	(2,335)	222
Net income (loss)	$(692)	$784	$(464)	$1,428

Earnings (loss) per share:
Basic	$(0.26)	$0.30	$(0.17)	$0.54
Diluted	$(0.26)	$0.30	$(0.17)	$0.54

Weighted-average common shares outstanding:
Basic	2,662	2,648	2,658	2,648
Diluted	2,662	2,655	2,658	2,658

Non-GAAP Financial Measures

To supplement our financial results presented in accordance with generally accepted accounting principles in the United States (“GAAP”), we disclose operating results that have been adjusted to exclude the impact of changes due to the translation of foreign currencies into U.S. dollars, including changes in: Net Sales, Deferred Revenue, Gross Profit, and Income from Operations. We refer to these adjusted financial measures as constant dollar items, which are non-GAAP financial measures. We believe these measures provide investors an additional perspective on trends. To exclude the impact of changes due to the translation of foreign currencies into U.S. dollars, we calculate current year results and prior year results at a constant exchange rate, which is the prior year’s rate.  Currency impact is determined as the difference between actual growth rates and constant currency growth rates.

	June 30, 2014		June 30, 2013	Change
	GAAP Measure: Total $	Non-GAAP Measure: Constant $	GAAP Measure: Total $	Dollar	Percent
Net Sales	$46.3	$45.8	$44.8	$1.0	2.2%
Product	37.2	36.9	38.9	(2.0)	(5.1)%
Pack	7.3	7.0	3.9	3.1	79.5%
Other	1.8	1.9	2.0	(0.1)	(5.0)%
Deferred Revenue	11.3	11.5	1.5	10.0	666.7%
Gross Profit	36.6	36.1	36.1	--	--%
Income from Operations	0.6	0.5	1.6	(1.1)	(68.8)%

The approximate number of new and continuing independent associates and members who purchased our packs or products during the twelve months ended June 30 was as follows:

	2014		2013
New	113,000	47.3%	108,000	45.0%
Continuing	126,000	52.7%	132,000	55.0%
Total	239,000	100.0%	240,000	100.0%

About Mannatech

Mannatech, Incorporated, develops high-quality health, weight and fitness, and skin care products that are based on the solid foundation of nutritional science and development standards. Mannatech is dedicated to its platform of Social Entrepreneurship based on the foundation of promoting, aiding and optimizing nutrition where it is needed most around the world. Mannatech’s proprietary products are available through independent sales associates around the globe including North America (United States, Canada, and Mexico), Asia/Pacific (Australia, New Zealand, Japan, Taiwan, Singapore, the Republic of Korea, and Hong Kong), and EMEA (Austria, Denmark, Germany, Norway, Sweden, the Netherlands, the United Kingdom, Estonia, Finland, the Republic of Ireland, Czech Republic, South Africa, and the Republic of Namibia). For more information, visit Mannatech.com.

Please Note: This release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, Section 21E of the Securities Exchange Act of 1934, as amended, and the Private Securities Litigation Reform Act of 1995. These forward-looking statements generally can be identified by use of phrases or terminology such as “anticipate,” “believe,” “will,” “intend” or other similar words or the negative of such terminology. Similarly, descriptions of Mannatech’s objectives, strategies, plans, goals or targets contained herein are also considered forward-looking statements. Mannatech believes this release should be read in conjunction with all of its filings with the United States Securities and Exchange Commission and cautions its readers that these forward-looking statements are subject to certain events, risks, uncertainties, and other factors. Some of these factors include, among others, Mannatech’s inability to attract and retain associates and members, increases in competition, litigation, regulatory changes, and its planned growth into new international markets. Although Mannatech believes that the expectations, statements, and assumptions reflected in these forward-looking statements are reasonable, it cautions readers to always consider all of the risk factors and any other cautionary statements carefully in evaluating each forward-looking statement in this release, as well as those set forth in its latest Annual Report on Form 10-K, and other filings filed with the United States Securities and Exchange Commission, including its current reports on Form 8-K. All of the forward-looking statements contained herein speak only as of the date of this release.

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Contact Information:
Donna Giordano
Manager, Executive Office Administration
972-471-6512
ir@mannatech.com
www.mannatech.com